Exhibit 5.1

OFFICES 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	November 14, 2025	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Highwoods Realty Limited Partnership
150 Fayetteville Street, Suite 1400
Raleigh, North Carolina 27601

$350,000,000 of 5.350% Notes due 2033

Ladies and Gentlemen:
We have acted as North Carolina counsel to Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), in connection with the issuance and sale by the Operating Partnership of $350,000,000 aggregate principal amount of the Operating Partnership’s 5.350% Notes due 2033 (the “Notes”) pursuant to (i) the automatic shelf registration statement on Form S-3 (File No. 333-269624-01) (the “Registration Statement”), which became effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 7, 2023, including the related prospectus therein (the “Base Prospectus”), (ii) a preliminary prospectus supplement dated November 4, 2025, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act and (iii) a prospectus supplement dated November 4, 2025, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the Prospectus Supplement”). The Notes are being sold to the several Underwriters listed in Schedule II to the Underwriting Agreement (as defined below) (collectively, the “Underwriters”) pursuant to that certain underwriting agreement, dated as of November 4, 2025, among the Operating Partnership, Highwoods Properties, Inc., a Maryland corporation (the “Company”), and Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, PNC Capital Markets LLC, Truist Securities, Inc. and U.S. Bancorp Investments, Inc., acting as representatives of the several underwriters named therein (the “Underwriting Agreement”). We understand that the Notes will be issued by the Operating Partnership pursuant to and subject to the terms of an indenture dated as of December 1, 1996 (the “Base Indenture”), among the Operating Partnership, the Company and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association, as successor in interest to Wachovia Bank, N.A. as merged with and into First Union National Bank of North Carolina), as trustee (the “Trustee”), as supplemented by an officers’ certificate establishing the terms of the Notes, dated as of November 14, 2025 (such certificate, together with the Base Indenture, the “Indenture”)
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

Highwoods Realty Limited Partnership
November 14, 2025

In connection with our opinions hereinafter set forth, we have examined:
i.the Registration Statement;
ii.the Prospectus;
iii.the Underwriting Agreement;
iv.the Indenture;
v.the form of definitive global note representing the Notes;
vi.a copy of the Certificate of Limited Partnership of the Operating Partnership, certified as of the date hereof by an officer of the Company;
vii.a copy of the Second Restated Agreement of Limited Partnership of the Operating Partnership, together with all amendments thereto, certified as of the date hereof by an officer of the Company;
viii.copies of resolutions adopted by the directors of the Company on November 4, 1996, February 1, 2023 and October 23, 2025, certified as of the date hereof by an officer of the Company;
ix.executed copies of the certificates of the secretary of the Company, dated as of the date hereof, as to certain factual matters;
x.a Certificate of Existence as to the Operating Partnership issued by the North Carolina Secretary of State dated as of November 12, 2025 (the “Certificate of Existence”); and
xi.such other documents and matters of law as we, in our professional judgment, have deemed appropriate to render the opinions set forth below.
In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies, photocopies or portable document files (.PDF), and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company or the Operating Partnership, without investigation or analysis of any underlying data contained therein. In rendering our opinion in Paragraph 1 below that the Operating Partnership is validly existing, we have relied solely upon the Certificate of Existence.
Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that:
1.The Operating Partnership is a limited partnership validly existing under the laws of the State of North Carolina, and has the requisite limited partnership power to issue the Notes.
2.The Operating Partnership has duly authorized the execution, delivery and performance of the Indenture by all necessary limited partnership action and has duly executed and delivered the Indenture.

Highwoods Realty Limited Partnership
November 14, 2025

3.The Notes have been duly authorized by the Operating Partnership.
We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions given herein, may be inferred or implied herefrom. The opinions expressed herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinions expressed herein do not extend to compliance with federal or state securities laws relating to the offer or sale of the Notes, and we express no opinion with respect to any law, rule or regulation that is applicable to any party to the Underwriting Agreement, the Indenture or the Notes, or to the transactions contemplated thereby, solely because such law, rule or regulation is part of a regulatory regime applicable as a result of the specific assets or business operations of any such party.
We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, and to the filing of this opinion letter as an exhibit to a current report of the Operating Partnership on Form 8-K and thereby incorporated by reference in the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.
Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Very truly yours,
/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.